Exhibit 99.2

RIVIERA RESOURCES

FIRST QUARTER AND 2020 EARNINGS CALL SCRIPT

May 7th, 2020 - 10 a.m. Central Time

Management Participants:

•	David Rottino - President and Chief Executive Officer of Riviera Resources

•	Jim Frew - Executive Vice President and Chief Financial Officer of Riviera Resources

•	Dan Furbee - Executive Vice President and Chief Operating Officer of Riviera Resources

MANAGEMENT DISCUSSION

Paula Melancon:

Good morning and welcome to Riviera Resources’ first quarter 2020 earnings conference call. Today’s call is being recorded. This is Paula Melancon, Director of Investor Relations, and in a moment I will introduce David Rottino, our President and Chief Executive Officer, but first I need to provide you with disclosure regarding forward-looking statements that will be made during this call. The statements describing our beliefs, goals, plans, strategies, expectations, projections, forecasts, and assumptions are forwardlooking statements. Please note that the Company’s actual results may differ from those anticipated by such forward-looking statements for a variety of reasons, many of which are beyond our control. Additional information concerning risk factors relating to our business, prospects, and results are available in the Company’s filings with the Securities and Exchange Commission, including the Company’s Form 10-Q for the quarter ended March 31, 2020 which we plan to file later today, and any other public filings and press releases.

Additionally, to the extent we discuss non-GAAP measures such as adjusted EBITDAX and adjusted EBITDA, please see our earnings press release for the calculation of these measures and the GAAP reconciliations.

Additional information can be found on Riviera Resources’ website at www.RivieraResourcesInc.com in the Investor section. I will now turn the call over to David Rottino, Riviera’s President and CEO.

David Rottino

Introduction

Thanks Paula, and good morning everyone. We appreciate you taking time today to join us for the review of Riviera’s first quarter 2020 results. Joining us today are Dan Furbee, Executive Vice President and Chief Operating Officer, and Jim Frew, Riviera’s Executive Vice President and Chief Financial Officer. On our call today, I will provide an overview of Riviera’s strategic initiatives, cost reductions, first quarter results, and Blue Mountain Midstream business. I will then turn the call over to Jim to discuss financial results.

Strategic

Riviera continues to deliver on our commitment to drive shareholder value through efficiently managing our assets, remaining focused on capital discipline and returning capital to shareholders. Since our last quarterly call, we closed four transactions generating proceeds of approximately $69 million. This is a great outcome, considering we were able to accomplish this with little to no adjustment to the original contract prices, especially in light of the difficult market environment we experienced in the first quarter.

As difficult as this environment has been we have actually been able to continue to return capital to shareholders as a result of our strong balance sheet. We have returned or announced approximately $107 million of capital to investors through a $1.00 per share cash distribution paid in April, a $0.75 per share cash distribution payable in May, and open market share repurchases. In addition, we paid a $4.25 per share cash distribution to shareholders in December 2019, returning another approximately $250 million.

Riviera also remains committed to reducing costs to optimally manage the business during this market downturn. To that end, we announced the consolidation of management of Blue Mountain within the Company’s existing executive management team, while continuing to maintain separate capital structures for each entity. This action combined with other cost cutting initiatives will lower expected general and administrative costs by approximately 43% on a run rate basis. By fourth quarter we expect annualized G&A costs to be approximately $26MM for Blue Mountain and Riviera Upstream combined.

With our continued focus on reducing costs, the Company has also decided to suspend its North Louisiana operated drilling program, reducing 2020 capital by $21 million. However, as natural gas prices continue to improve, we retain the option to re-initiate a drilling program later this year.

Finally, the operating team has been extremely focused on lowering lease operating expenses. The Company has taken several proactive steps to significantly reduce these costs, including a reduction in workforce, optimizing compression, reducing workover projects, and negotiating lower overall service costs. As a result, the company expects Riviera Upstream’s LOE to be 25% lower this year versus our prior guidance.

First Quarter Update

Turning now to our first quarter performance, with respect to our upstream assets, we have met or exceeded production and adjusted EBITDAX guidance every quarter since our formation in 2018. We have focused on lowering operating expenses and we have significantly reduced G&A. We have judiciously managed capital expenditures in 2020 by suspending the North Louisiana operated drilling program, with minimal impact to full year adjusted EBITDAX. Because the acreage is held by production, the Company has the flexibility to drill at a later date without the risk of losing its current leases. However, we remain encouraged by the reliability and results of development locations in the Ruston field, that are expected to generate over 100% IRR’s at a $2.75/MMbtu gas price, and if prices do improve throughout the year, we will maintain the option to re-initiate the drilling program.

Blue Mountain

Turning to the Blue Mountain business, in the first quarter natural gas throughput on Blue Mountain’s gas system averaged 118 MMcf/d, relatively flat compared to the fourth quarter. During the first quarter, Blue Mountain continued tying in new wells and turned 14 wells to sales throughout the quarter.

With respect to the water business, we continue to make considerable progress on the buildout of the water gathering system. During the first quarter, Blue Mountain managed 3.7 million barrels of water in total, or approximately 40,600 barrels per day, up 39% from the fourth quarter. Of that total, the company gathered over 23,300 barrels per day on pipe (up 102% from fourth quarter 2019). With 57% of managed water on Blue Mountain’s pipe, Blue Mountain exceeded its guidance range. Furthermore, Blue Mountain completed construction of its third wholly owned and operated salt water disposal well.

Blue Mountain began construction of its crude oil gathering system in October 2019. The initial segments on the South system were placed in service on February 1,2020 and the initial segments on the North system were placed in service on March 2, 2020.

Starting in April, due to consistently low commodity prices, certain producers have elected to curtail production. As a result, Blue Mountain expects to see lower second quarter throughput at its gas processing plant versus the prior quarter. At the end of April, natural gas throughput was approximately 80 mmcf/d. Given the dynamic environment, the Company has chosen not to provide second quarter guidance for Blue Mountain.

Finally, I would like to take a moment to thank all our employees for their tremendous efforts over the last couple of months as we have found productive ways to implement social distancing including in many cases working remotely. In the face of all the distractions and challenges we have confronted during the quarter we continue to find ways to meet or exceed expectations. So, Thank you!

With that, I will turn the call over to Jim to discuss the financials in more detail.

Jim Frew

Thanks, Dave. Before opening the call up for Q&A, I’d like to discuss the following items: 1) first quarter performance, 2) balance sheet and liquidity, 3) return of capital to shareholders, and 4) 2020 upstream guidance.

First Quarter Performance

We had another solid quarter with production averaging 72 MMcfe/d. This was above the midpoint of our guidance range. Operating costs came in at the lower range of our guidance, driven by much lower lease operating expenses partially offset by higher transportation costs. For the quarter, adjusted EBITDAX came in above guidance while capital expenditures were in-line with guidance.

In the first quarter of 2020, total oil, natural gas and NGL revenues were approximately $15 million. Of that approximately 64% of the revenue was from natural gas sales, 29% was from the oil sales, and the remaining 7% was from the sales of NGLs.

With respect to costs, operating expenses for the first quarter were approximately $8 million, which was at the lower end of the guidance range. General and administrative costs, excluding share-based compensation and severance costs, were approximately $11.4 million in the first quarter. Of that approximately $8.5 million was incurred by the Upstream business, and the remaining $2.9 million was incurred by Blue Mountain. With consolidation of Blue Mountain’s management team with the existing Riviera management team, and other cost reduction initiatives, the company expects by fourth quarter 2020, General and Administrative expenses, excluding share-based compensation and severance expenses, will be approximately $6.5 million. This represents a 43% decrease from the first quarter 2020.

In the first quarter, Riviera’s capital investment was approximately $14 million. Riviera Upstream capital was approximately $1 million while Blue Mountain invested approximately $13 million. The majority of Blue Mountain’s capital was invested on water and crude oil gathering pipelines. Capital expenditures were above prior guidance due to the acceleration of certain projects. Full year Blue Mountain capital is expected to be approximately $25 million, which is 11 % lower than prior guidance estimate.

Balance Sheet and Liquidity

With respect to the balance sheet and liquidity, Riviera and Blue Mountain have established separate credit facilities. As of March 31, 2020, there were no borrowings outstanding on Riviera’s revolving credit facility. Redetermination of the borrowing base under the Riviera Credit Facility occurs semi-annually. The Company expects the borrowing base will be reduced as a result of the spring redetermination. Currently, there are no borrowings under the Riviera Credit Facility.

Blue Mountain has established a separate credit facility with total borrowing commitments of up to $200 million. As of March 31, 2020, Blue Mountain had approximately $73 million drawn on its credit facility, and approximately $115 million of available borrowing capacity, inclusive of outstanding letters of credit, subject to covenant restrictions in the Blue Mountain Credit Facility.

As of March 31, 2020, Riviera’s ending consolidated cash balance was approximately $165 million. Of that, approximately $155 million was attributable to the Upstream business, and approximately $10 million was held by Blue Mountain.

As of April 30, 2020, there were no borrowings outstanding on Riviera’s revolving credit facility and approximately $75 million drawn on Blue Mountain’s revolving credit facility.

Return of Capital to Shareholders

Thus far in 2020, the Company has returned or announced approximately $107 million of capital to shareholders including a $1.00 per share cash distribution paid in April 2020 totaling approximately $60 million, a $0.75 per share cash distribution payable on May 12, 2020, totaling approximately $45 million, and share repurchases. In 2019 the Company’s Board of Directors authorized an increase to the repurchase program up to a total of $150 million. As of April 30, 2020, the Company had approximately $22 million available for repurchase under its share repurchase authorization. As of April 30, 2020, Riviera had approximately 57.9 million shares outstanding.

Guidance

Looking ahead we have provided Upstream only guidance for the remainder of 2020. In our supplemental presentation posted to our website today, we highlight the full year 2020 upstream guidance taking into consideration the recent cost reduction initiatives that have been taken to lower general and administrative, operating, and capital expenditures.

In 2020, the upstream business expects production will average 46 to 50 MMcfe/d. Based on the plan, the business will generate $4 million of adjusted EBITDA, including expected severance costs of $2 to $4 million. Of note, second quarter adjusted EBITDA is expected to be negative. This reflects depressed commodity prices for the quarter, higher G&A due to costs associated with managing assets that we are transitioning to buyers and anticipated severance costs. In the second half of the year, we expect the upstream business to generate positive cash flow as we continue to focus on reducing costs to better fit the remaining upstream assets owned.

With respect to capital, the combined upstream and midstream businesses expect to invest $28 million in 2020. Approximately $3 million will be applied to upstream activity while Blue Mountain expects to invest $25 million throughout the year. Taken together, the Company has reduced its capital program by $25MM, or 47%, versus prior guidance.

In closing, our assets performed well in the first quarter and our balance sheet allows us flexibility. Moving forward, we continue to look for opportunities to maximize shareholder value, and we are committed to finding ways to return capital to shareholders. With that, I will hand it over to the operator to open this call up for questions.